Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey

(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS BETTER THAN EXPECTED

FIRST QUARTER EARNINGS AND IMPROVED 2010 OUTLOOK

MIAMI – April 28, 2010 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced earnings for the first quarter of 2010 and provided guidance for the second quarter and full year 2010.

Key Highlights

•

First quarter 2010 net income increased to $87.4 million, or $0.40 per share, compared to a net loss of $36.2 million, or ($0.17) per share in the first quarter of 2009. The results included a $0.39 per share gain from a previously announced legal settlement.

•	Net Yields for the first quarter of 2010 increased 2.6% - versus guidance of approximately 2%.
•	Net Cruise Costs per APCD (“NCC”) for the first quarter of 2010 decreased 2.2% - better than expectations of approximately flat.
•

Second quarter 2010 Net Yields are expected to improve approximately 6%, and for the full year 2010, Net Yields are forecasted to improve 4% to 5% due to improved business conditions offset by negative currency movements and the impact of the recent European travel disruptions.

•	NCC excluding fuel are expected to be down approximately 1% for the second quarter and for the full year 2010.
•

Initial estimates for the recent travel disruptions in Europe are a reduction in earnings per share (EPS) of less than $0.05 and this adjustment is reflected in the EPS guidance the company is providing.

•	EPS for the full year 2010 is expected to be in the range of $2.15 to $2.25. Second quarter 2010 EPS is expected to be in the range of $0.16 to $0.21.

“While the economy is still affecting our results, we are pleased to be reporting better than expected revenues and costs and we continue to see a gradual and steady improvement in the booking environment.” said Richard D. Fain, chairman and chief executive officer.  Fain continued, “This recovery, combined with our cost containment efforts and improving fleet profile, bode well for improvement in our returns on investment and our balance sheet in 2011 and beyond.”

First Quarter 2010 Results

Royal Caribbean Cruises Ltd. today announced net income for the first quarter 2010 of $87.4 million, or $0.40 per share, compared to a net loss of $36.2 million, or ($0.17) per share, in first quarter of 2009. Included in the 2010 results is a previously announced $0.39 per share legal settlement. Revenues were better than expectations on the strength of close-in bookings. Cost containment efforts were effective across fuel, cruise operating, and selling, general & administrative expenses. Absent the legal settlement, first quarter 2010 net income improved by approximately $40 million versus the first quarter of 2009.

Revenues improved year over year to $1.5 billion in the first quarter of 2010 compared to $1.3 billion in the first quarter of 2009 as a result of capacity increases combined with Net Yield improvements. Net Yields improved 2.6%.

NCC in the first quarter of 2010 decreased 2.2% from the prior year, and NCC excluding fuel decreased 0.9%. The better than expected expense performance was the result of improved fuel cost management and continued broad cost focus across cruise operating, and selling, general & administrative expenses.

Fuel costs were approximately $8 million better than previous calculations resulting from better than expected consumption and the company’s fuel hedging program, which more than offset recent increases in at-the-pump pricing. Fuel consumption during the first quarter of 2010 was 307,000 metric tons.

Revenue Environment

The company reported that the strong WAVE season that it was experiencing in January continued through the first quarter and that booked load factors and average per diems are

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running ahead of same time last year for the second, third and fourth quarters. The company expects net yields to increase approximately 6% for the second quarter of 2010 and between 4% and 5% for the full year 2010. The company estimates that the strengthening of the U.S. Dollar since January and the effect of the recent European travel disruptions has lowered its forecasted yield change for the year by approximately 100 basis points.

“We provided initial yield guidance of an improvement of 3% - 6% for the year with the insights gained from the first month of the Wave Season,” said Brian J. Rice, executive vice president and chief financial officer. Rice continued, “Our initial estimates have proven accurate and since then, booking volumes and pricing have continued to significantly outpace last year. We now expect considerably higher yields in the second quarter and full year yield improvement of 4% - 5% despite pressures from currency exchange rates.”

The company further commented that the initial estimate for the recent European travel disruptions is a reduction of less than $0.05 in EPS. The majority of this effect will be recognized in the second quarter of 2010 and the company’s EPS guidance for this period reflects this adjustment.

Expense Guidance

NCC are forecasted to be up approximately 1% for the second quarter of 2010 and are now expected to be flat to down slightly for the full year 2010. Excluding fuel, NCC are expected to decrease approximately 1% for the second quarter and for the full year 2010.

Fuel Expense

The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $170 million and $678 million of fuel expense in its second quarter 2010 and full year 2010 guidance, respectively.

The company has made significant progress over the past quarter in optimizing the fuel consumption on many of its newer itineraries, as well as fine tuning the operations on its newest hardware. The ongoing focus on fuel consumption has allowed the company to meaningfully reduce its full year 2010 consumption estimate to 1,346,000 metric tons of fuel

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versus the guidance the company provided in January 2010. This consumption reduction combined with favorable performance of the company’s fuel hedging portfolio has more than offset recent at-the-pump pricing increases.

The company’s fuel consumption is currently 50% hedged for the second quarter of 2010. In keeping with its previously disclosed hedging strategy, forecasted consumption is now 48% hedged for the remainder of 2010, 53% hedged in 2011 and 40% hedged in 2012.

Fuel Statistics

	Second Quarter 2010	Full Year 2010
Fuel Consumption	327,000 mt	1,346,000 mt
Fuel Expenses	$170 Million	$678 Million
Percent Hedged (forward consumption)	50%	48%
Impact of 10% change in fuel prices	$9 Million	$29 Million

Forward Guidance Summary

The company provided the following estimates for the second quarter and full year 2010.

	Second Quarter 2010	Full Year 2010
EPS	$0.16 - $0.21	$2.15 - $2.25
Capacity	14.6%	11.5%
Net Yields	Approx. 6%	4% to 5%
Net Cruise Costs per APCD	Approx. 1%	Flat – down slightly
Net Cruise Costs per APCD, excluding Fuel	Approx. (1%)	Approx. (1%)
Depreciation and Amortization	$158 to $163 Million	$638 to $652 Million
Interest Expense	$81 to $86 Million	$331 to $345 Million

Liquidity and Financing Arrangements

As of March 31, 2010 liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility. The company recently filed the credit agreement for the Allure of the Seas and noted a significant margin improvement over the Oasis of the Seas financing structure. The company also reaffirmed that the midpoint of its guidance would generate around $1.5 billion in EBITDA for 2010 and further commented

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that outside of possible opportunistic actions, it does not anticipate a need to access the capital markets for the foreseeable future.

Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2010, 2011 and 2012 are unchanged at $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Capacity increases for the same three years are 11.5%, 8.7% and 2.8%, respectively.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the

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significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises, CDF Croisières de France, and TUI Cruises through a 50% joint venture. The company has a combined total of 39 ships in service and three under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com. www.pullmantur.com, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com, www.tuicruises.com or www.rclinvestor.com.

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Certain statements in this release constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. Words such as “anticipate," “believe," “could," “estimate," “expect," “goal," “intend," “may," “plan," “project," “seek," “should," “will," and similar expressions are intended to identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us including those associated with our loan agreements and derivative contracts, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, including changes in foreign exchange rates, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, vacation industry competition and changes in industry capacity and overcapacity, the cost of or changes in tax, environmental, health, safety, security and other laws and regulations affecting our business or our principal shareholders, pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, emergency ship repairs, including the related lost revenue, ship delivery delays, ship cancellations or ship construction price increases brought about by the financial difficulties of shipyards and their subcontractors, negative incidents or adverse publicity concerning the cruise vacation industry including those involving unusual weather patterns or natural disasters and the health, safety and security of passengers, the international political climate, fears of terrorist and pirate attacks, armed conflict, the unavailability or cost of air service and the resulting concerns over safety and security aspects of traveling, the spread of contagious diseases, a disruption to our business related to actual or threatened natural disasters, information systems failure or similar events, our ability to differentiate our cruise brands, changes or disruptions to the travel agency industry, the loss of key personnel, strained employee relations and/or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2010	2009

Passenger ticket revenues	$1,082,521	$949,270
Onboard and other revenues	403,129	376,332
Total revenues	1,485,650	1,325,602
Cruise operating expenses:
Commissions, transportation and other	268,650	235,829
Onboard and other	90,935	83,234
Payroll and related	179,434	168,746
Food	92,647	85,403
Fuel	154,939	154,875
Other operating	238,670	224,249
Total cruise operating expenses	1,025,275	952,336
Marketing, selling and administrative expenses	211,048	189,157
Depreciation and amortization expenses	157,575	139,856
Operating Income	91,752	44,253

Other income (expense):
Interest income	1,369	1,730
Interest expense, net of interest capitalized	(83,924)	(79,462)
Other income (expense)	78,250	(2,759)
	(4,305)	(80,491)
Net Income (Loss)	$87,447	$(36,238)

Earnings (Loss) Per Share:
Basic	$0.41	$(0.17)
Diluted	$0.40	$(0.17)

Weighted-Average Shares Outstanding:
Basic	214,314	213,687
Diluted	216,975	213,687

STATISTICS
	Quarter Ended
	March 31,
	2010	2009

Passengers Carried	1,117,530	973,666

Passenger Cruise Days	7,584,725	6,822,368

APCD	7,354,093	6,743,456

Occupancy	103.1%	101.2%

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of
	March 31, 2010	December 31, 2009

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$278,104	$284,619
Trade and other receivables, net	257,592	338,804
Inventories	111,349	107,877
Prepaid expenses and other assets	187,076	180,997
Derivative financial instruments	83,107	114,094
Total current assets	917,228	1,026,391

Property and equipment, net	15,229,627	15,268,053
Goodwill	763,554	792,373
Other assets	1,126,737	1,146,677
	$18,037,146	$18,233,494

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$1,255,673	$756,215
Accounts payable	242,350	264,554
Accrued interest	114,206	147,547
Accrued expenses and other liabilities	529,818	521,190
Customer deposits	1,230,133	1,059,524
Total current liabilities	3,372,180	2,749,030
Long-term debt	6,847,719	7,663,555
Other long-term liabilities	351,845	321,192

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
225,226,933 and 224,258,247 shares issued, March 31, 2010 and December 31, 2009, respectively)	2,252	2,243
Paid-in capital	2,994,006	2,973,495
Retained earnings	4,842,397	4,754,950
Accumulated other comprehensive income	40,451	182,733
Treasury stock (10,308,683 common shares at cost, March 31, 2010 and December 31, 2009)	(413,704)	(413,704)
Total shareholders' equity	7,465,402	7,499,717
	$18,037,146	$18,233,494

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ROYAL CARIBBEAN CRUISES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Quarter Ended
	March 31,
	2010	2009
Operating Activities
Net income (loss)	$87,447	$(36,238)
Adjustments:
Depreciation and amortization	157,575	139,856
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	89,135	64,954
(Increase) decrease in inventories	(4,625)	2,959
Increase in prepaid expenses and other assets	(5,298)	(500)
Decrease in accounts payable	(21,437)	(2,304)
Decrease in accrued interest	(33,341)	(20,306)
Decrease in accrued expenses and other liabilities	(15,922)	(28,610)
Increase (decrease) in customer deposits	156,128	(33,143)
Other, net	3,262	27,240
Net cash provided by operating activities	412,924	113,908

Investing Activities
Purchases of property and equipment	(166,397)	(219,339)
Cash received on settlement of derivative financial instruments	746	26,658
Loans and equity contributions to unconsolidated affiliates	-	(152,209)
Proceeds from the sale of Celebrity Galaxy	-	290,928
Other, net	(3,076)	(6,434)
Net cash used in investing activities	(168,727)	(60,396)

Financing Activities
Debt proceeds	135,033	813
Debt issuance costs	(16,063)	(105)
Repayments of debt	(378,596)	(1,502)
Proceeds from exercise of common stock options	8,600	-
Other, net	401	(567)
Net cash used in financing activities	(250,625)	(1,361)

Effect of exchange rate changes on cash	(87)	855

Net (decrease) increase in cash and cash equivalents	(6,515)	53,006
Cash and cash equivalents at beginning of period	284,619	402,878
Cash and cash equivalents at end of period	$278,104	$455,884

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$73,937	$70,884

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended
	March 31,
	2010	2009
Passenger ticket revenues	$1,082,521	$949,270
Onboard and other revenues	403,129	376,332
Total revenues	1,485,650	1,325,602
Less:
Commissions, transportation and other	268,650	235,829
Onboard and other	90,935	83,234
Net revenues	$1,126,065	$1,006,539
APCD	7,354,093	6,743,456
Gross Yields	$202.02	$196.58
Net Yields	$153.12	$149.26

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per
APCD):	Quarter Ended
	March 31,
	2010	2009
Total cruise operating expenses	$1,025,275	$952,336
Marketing, selling and administrative expenses	211,048	189,157
Gross Cruise Costs	1,236,323	1,141,493
Less:
Commissions, transportation and other	268,650	235,829
Onboard and other	90,935	83,234
Net Cruise Costs	$876,738	$822,430
APCD	7,354,093	6,743,456
Gross Cruise Costs per APCD	$168.11	$169.27
Net Cruise Costs per APCD	$119.22	$121.96

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	March 31,	December 31,
	2010	2009
Long-term debt, net of current portion	$6,847,719	$7,663,555
Current portion of long-term debt	1,255,673	756,215
Total debt	8,103,392	8,419,770
Less: Cash and cash equivalents	278,104	284,619
Net Debt	$7,825,288	$8,135,151
Total shareholders' equity	$7,465,402	$7,499,717
Total debt	8,103,392	8,419,770
Total debt and shareholders' equity	15,568,794	15,919,487
Debt-to-Capital	52.1%	52.9%
Net Debt	7,825,288	8,135,151
Net Debt and shareholders' equity	$15,290,690	$15,634,868
Net Debt-to-Capital	51.2%	52.0%

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